Filed Pursuant to Rule 424(b)(3)

Registration No. 333-202724

PROSHARES TRUST II

ProShares Managed Futures Strategy, ProShares Ultra Bloomberg Commodity, ProShares UltraShort Bloomberg Commodity, ProShares Ultra Bloomberg Natural, ProShares UltraShort Bloomberg Natural Gas, ProShares UltraShort Silver, ProShares Ultra Euro, ProShares Short Euro and ProShares Ultra Yen (each a “Fund” and together, the “Funds”)

Supplement No. 3 dated July 6, 2015 to the Funds’ Prospectus and Disclosure Document dated April 1, 2015

Effective immediately, all references to Lisa Johnson are removed from the Disclosure Document.

These securities have not been approved or disapproved by the United States Securities and Exchange Commission (the “SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offense. None of the Funds is a mutual fund or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and none is subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THIS POOL NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

Please retain this supplement for future reference.

SUPP-S-1A-3